Technical Report Summary on the 4 CSN Projects: Sergipe, Pará, Ceará and Paraná S-K 1300 Report

CSN Cimentos

go.to6 Project nº 1100.2021.05.17

R. Gen. Mário Tourinho, 1746 - sl. 1601 Curitiba - PR | Tel. (41) 99677-7525 | contato@goto6solutions.com

Prepared by

go.to6 Minerals and Strategy Ltda
R. General Mario Tourinho, 1746 sl 1601
Curitiba – PR
Brazil

for

CSN Cimentos
Av. Brg. Faria Lima, 3.400 - 20º andar - Itaim Bibi
São Paulo - SP

CSN Cimentos Team:
Alexandre Ferreira – Environment Manager
Edvaldo Araujo Rabelo – Cements Business Director
Emmanuel Antonio Soares Pires – Project Manager
Fabio Marquesini – New Business Development Manager
Fabricio Pacheco Cavalcanti – Mine Operations Manager
Fânio Teixeira Guimarães – Geology Manager
Gladyson Paulo Santos – Senior Environment Analyst
Paulo Cesar Gibson – Senior Geologist
Moises Augusto Bacellar Avila - Geology Specialist

Effective Date – May 20, 2021
Signature Date – June 17, 2021

1st Version – July 26, 2021
final version – August 31, 2021

Distribution: 1 copy – CSN Cimentos
1 copy – go.to6 Minerals and Strategy Ltda.

go.to6

go.to6 Team:

Evelyn Schmidlin Marczynski – evelyn.marczynski@tmstone.com.br- elaboration. UFPR Senior Geologist, specialist in Project Management and Process and Quality Management, with more than 15 years of experience in mineral development projects, geological research, field geology, mining law, computational modeling of resources, and reserves of industrial minerals, mainly limestone for cement manufacturing. Experience in developing technical standards, definition, establishment, and control of performance indicators, management, and process flow. Experience in technical auditing in the areas of mining, environment, processes, and quality.

Nelson Mitihiro Tsutsumi – nelson.tsutsumi.br@tmstone.com.br – elaboration and review. Mining Engineer graduated from Escola Politécnica da USP, Postgraduate in Environmental Management, MBA FVG, GMP Harvard Business School. *Qualified Person* by SEC / S-K 1300, SME Member Professional No. 04270581, with more than 30 years of experience in Geology and Mining, petrochemical, phosphate, coal, cement industry, lime, mineral fertilizers, aggregates, geological research, mineral and environmental licensing, mine master plan, project management and planning of open pit and underground mines, operational mine safety, automation and innovation projects, mining operation, maintenance, M&A, mine commissioning, global mineral reserves corporate governance, resources and reserves technical report, and training of executives and youth professionals.

ÍNDICE

1 EXECUTIVE SUMMARY

go.to6 was retained by CSN Cimentos (CSN) to prepare an independent Technical Report Summary on the Sergipe Project, municipality of Maruim, state of Sergipe; Pará Project, municipalipy of São João de Pirabas, state of Pará; Ceará Project, municipality of Jaguaruana, state of Ceará and Paraná Project, municipality of Cerro Azul, state of Paraná. The purpose of this Technical Report Summary is to support the disclosure of Mineral Resource and Mineral Reserve estimates for the as of December 31, 2021.

This Technical Report Summary conforms to the United States Securities and Exchange Commission's (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

The independent Technical Report also aims to establish improvements and possible adjustments in geological acitivities with help of external professionals in geology and mining of carbonate rocks and contribute to the development of the CSN greenfield projects.

This report follows the international standard of SEC S-K 1300 and summarizes the history of mineral exploration from 2017 through 2021, mineral resources and reserves.

The present document also aims to guide the organization of the technical collection existing in the company, highlighting them necessary, as well as their validity.

And the Qualified Professional who prepared this technical report understand that there are no risks related to geology, mining, processing, environmental licensing that may materially affect the estimation of mineral resources and reserves.

1.1 Properties

Sergipe, Pará, Ceará and Paraná Projects don't have properties registered yet.

CSN Cimentos is the owner of all mining rights to these greenfield projects, in the mining request phase, and the properties that are covering the mining rights are under acquisition process, and CSN is evaluating whether to apply the acquisition with Mining Easement. Mining easements are granted by the ANM under the Brazilian Mining Code upon request.

1.2 Mineral Resources and Reserves

The volumes mentioned as Mineral Resources and Reserves in the S-K 1300 declaration are different and, therefore, the first does not contain the second. Resource volumes (measured, indicated and inferred) represent a general character of knowledge and information. Reserve volumes (proven and probable) already have greater materiality and data, and up to now the classification of the CSN projects is probable reserve.

The classifications are based on the level of certainty for which the qualified person can determine that a resource is capable of future economic extraction.

Inferred mineral resources. An "inferred mineral resource" is a mineral resource for which quantity and grade or quality are estimated on the basis of "limited geological evidence" and sampling, so that the evidence is sufficient only to establish that grade and quality continuity are "more likely than not." Inferred mineral resources bear the lowest level of geological confidence of all mineral resources. An inferred mineral resource may not be converted directly into a mineral reserve, but instead must first be converted into an indicated or measured mineral resource before it can be converted into a mineral reserve. The SEC´s final rules instead require the qualified person to describe the criteria used to classify a resource as an inferred resource and to justify that classification in a narrative form.

Indicated and measured mineral resources. The new rules define an "indicated mineral resource" as a resource for which quantity and grade or quality are estimated based on "adequate" geological evidence. Indicated mineral resources are

further defined in comparison to measured mineral resources, with indicated mineral resources bearing a lower level of confidence than the level of confidence required to determine a measured mineral resource. Because an indicated mineral resource is determined with less confidence than a measured mineral resource, indicated mineral resources may be converted only into "probable mineral reserves," the lower of the two classes of mineral reserves.

A "measured mineral resource" is a mineral resource for which the quantity and grade or quality are estimated on the basis of "conclusive" geological evidence and sampling. The SEC explains in the adopting release that the term "conclusive" means there is "no reasonable doubt" that the amount and quality of the deposit can be estimated with enough accuracy that any difference between the measured resource and the extracted resource would have "an insignificant effect on the potential economic viability." Because a measured mineral resource has a higher level of 8 | SEC Update | January 16, 2019 confidence associated with it than an indicated mineral resource, a measured mineral resource may be converted into either classification of mineral reserve (probable or proven). Similar to the rule proposal for inferred mineral resources, the proposed rules would have required the qualified person to quantify the level of geologic uncertainty associated with indicated and measured mineral resources. Although the SEC observes in the adopting release that a quantitative statement of confidence is considered best practice in the industry, the SEC removed the quantitative requirement from the final rules, which instead require the qualified person to describe the criteria used to classify a resource as indicated or measured and to justify the classification.

1.2.1 Classification of resources

The resources were classified as measured, indicated, and inferred from the geological modeling steps. The blocks estimated with boreholes campaign with geoestatistical algorithms and IPD (inverse power of distance). In the first step, were classified as measured the blocks with good estimation. In the second step the blocks with less certainty as indicated, and in the third step as inferred.

Figure **Erro! Fonte de referência não encontrada.**and **Erro! Fonte de referência não encontrada.** resources.



Figure 2 – Isometric view of colored block model according to resource classification (resources measured in red, resources indicated in green, and resources inferred in blue).



Figure 2 – Orthogonal view of colored block model according to resource classification (resources measured in red, resources indicated in green, and resources inferred in blue).

R. Gen. Mário Tourinho, 1746 - sl. 1601 Curitiba - PR | Tel. (41) 99677-7525 | contato@goto6solutions.com

	Site	Number of Mining Rights	Resources: Measured	Resources: Indicated	Resources: Inferred	Reserves: Probable	Reserves: Proven	Reserves: Total	Lifespan	Annual Production Planned	Production Planned 5 years
			ton x 1,000,000			ton x 1,000,000			years	ton x 1,000,000	
Sergipe	Limestone for Clinker	2	269.7	277.9	367.9	235.5	0.0	235.5	66.1	3.6	17.8
Pará	Limestone for Clinker	4	70.4	356.9	416.6	283.3	0.0	283.3	119.3	2.4	11.9
Ceará	Limestone for Clinker	11	454.0	501.9	902.9	167.2	0.0	167.2	71.3	2.3	11.7
Paraná	Limestone for Clinker	3	3.9	204.4	67.8	356.5	0.0	358.5	100.0	3.6	17.8
	Total	**20**	**798**	**1,341**	**1,756**	**1,043**	**0**	**1,043**	**88**	**12**	**59**

Table 1 Mineral Resources and Reserves from CSN greenfield projects.

1.3 Environment and social

Technical studies related to environmental or social aspects were not presented yet.

1.4 Mining Rights

All mining rights are in the Final Exploration Report ("*Relatório Final de Pesquisa*") phase and all were submitted to ANM's review and all were approved. The next step ongoing is to request the mining concession title. This request must satisfy mining legislation requirements, including establishing the technical and economic feasibility of a mining project for that specific deposit, and the presentation of the mining company's plan for economic exploitation (*Plano de Aproveitamento Econômico*), or PAE.

The table shows all limestone mining rights per greenfield project.

Project	mining rights	Resources			Reserves		
		Measured	Indicated	Inferred	Probable	Proven	Total
		x 1,000,000 ton			*x 1,000,000 ton*		
Sergipe	**Total**	**270**	**278**	**368**	**235**	**-**	**235**
	878.010/2017	0	21	207	74	-	74
	878.039/2018	270	257	161	162	-	162
Pará	**Total**	**70**	**357**	**417**	**283**	**-**	**283**
	851.354/2017	46	137	7	111	-	111
	851.355/2017	18	58	25	88	-	88
	851.358/2017	2	74	216	45	-	45
	851.359/2017	4	87	168	40	-	40
Ceará	**Total**	**454**	**502**	**903**	**167**	**-**	**167**
	800.108/2014	180	7	0	40	-	40
	800.096/2014	37	6	-	51	-	51
	800.097/2014	49	69	212	-	-	-
	800.018/2015	13	38	34	-	-	-
	800.020/2015	4	0	-	-	-	-
	800.176/2011	20	74	199	-	-	-
	800.177/2011	0	57	198	-	-	-
	800.179/2011	0	28	173	-	-	-
	800.181/2011	107	149	22	77	-	77
	800.507/2013	22	10	-	-	-	-
	800.111/2014	22	64	66	-	-	-
Paraná	**Total**	**4**	**204**	**68**	**356**	**-**	**356**
	820.563/1980	-	31	-	34	-	34
	820.564/1980	-	155	-	158	-	158
	826.388/2007	4	18	68	164	-	164
	Total	**798**	**1,341**	**1,755**	**1,043**	**-**	**1,043**

Table 2 – Mining rights and Mineral Resources and Reserves.

R. Gen. Mário Tourinho, 1746 - sl. 1601 · Curitiba - PR | Tel. (41) 99677-7525 | contato@goto6solutions.com

2 OTHER RELEVANT DATA AND INFORMATION

Despite of the numbers presented and the cement plant project ongoing all relevant and new information to the feasibility study related to mineral resources and mineral reserves and more details will be presented in Technical Report Summary for each project separately (Sergipe, Ceará, Pará e Paraná Project). .

3 INTERPRETATION AND CONCLUSION

This Independent Technical Report is based on technical and economic information provided by CSN Cimentos. The greenfield projects Sergipe, Pará, Ceará and Paraná added expressive limestone ore in the order of 235 million tons, 283 million tons, 167 million tons and 356 million tons of probable reserves, respectively to the greenfield cement plant projects. Although so far CSN Cimentos has not reached proven reserves, the projects ongoing sum roughtly 88 years of lifespan of probable reserves considering the maximum capacity of each cement plant project. Additionally, the mineral resources were presented as 1,755 million tons.

The complementary activities and technical studies should be done to establish the modifying factors and define the reserves as proven reserves.

So far, and for all greenfield CSN projects, the reserves can only be defined as proven reserves.At this time, the modifying factors "to promote" the reserves to proven are:

• Obtain the mining concession title from the ANM;

• Acquisition of properties, land pursuant to mining easements or agreement with surface owners;

• Carry out additional technical studies to identify possible mining limiting factors (such as: drainages, natural cavities, geotechnical aspects, vegetation, hydrogeology and technical constraints not yet studied, etc.);

• Environmental permits to be granted.

4 REFERENCES

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MK0418: Modelo de blocos
PASFIM_ST: Configuração final de lavra
PASFIM_PT/TR: Wireframe da cava acima

Arquivos Datamine. 878.039/2018 - 2018.

LEG: Legenda litológica
DRI0821: Furos de sondagem utilizados na modelagem
MK_1018: Modelo de blocos
PITFIN: Configuração final de lavra
PITFIN_PT/TR: Wireframe da cava acima

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02_CAVA_04_PT/TR: Wireframe da cava acima

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Arquivos Datamine. 2021.

CLASS1: Legenda de recurso

LEG: Legenda litológica

CV_PAE: Configuração final de lavra (Reserva lavrável-PAE)

CV_PAEPT/TR: Wireframe da cava acima

CV_RFP2: Cavas de exaustão (Reservas totais-RFP)

CV_RFP2PT/TR: Wireframe da cava acima

DH_0221B: Furos de sondagem utilizados na modelagem

MK0221B: Modelo de blocos

SEQ10: Sequenciamento de lavra de 10 anos

SEQ20: Sequenciamento de lavra de 20 anos

ALMEIDA, F. F. M.; HASUI, Y.; NEVES, B. B. B.; FUCK, R. A. Províncias Estruturais Brasileiras. In: Simpósio de Geologia do Nordeste, 8: 1977, Campina Grande. Atas... Campina Grande, 1977. p. 363-391.

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RFP – Relatório Final de Pesquisa - Processo ANM 851.355/2017. Executor: GTG FERRO LTDA.2021.

RFP – Relatório Final de Pesquisa - Processo ANM 851.358/2017. Executor: GTG FERRO LTDA. 2021.

RFP – Relatório Final de Pesquisa - Processo ANM 851.359/2017. Executor: GTG FERRO LTDA. 2021.

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Arquivos Datamine. 2021. ANM 820.564/1980

CLASS: Legenda de recurso

LEG: Legenda litológica

CVSB082: Configuração final de lavra (Reserva lavrável - PAE)

CVSB0821PT/TR: Wireframe da cava acima

DRI0721A: Furos de sondagem utilizados na modelagem

MK_SBAST:Modelo de blocos

Arquivos Datamine. 2021. ANM 826.388/2007

CLASS1: Legenda de recurso

LEG: Legenda litológica

CV_PAE: Configuração final de lavra (Reserva lavrável-PAE)

CV_PAEPT/TR: Wireframe da cava acima

CV_RRR: Cavas de exaustão (Reservas totais-RFP)

CV_RRRPT/TR: Wireframe da cava acima

DH_0321: Furos de sondagem utilizados na modelagem

MK_CAST21: Modelo de blocos

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